Exhibit 99.1

FIRST	22 West State Street
KEYSTONE	Media, PA 19063
FINANCIAL, INC.	610-565-6210

FOR IMMEDIATE RELEASE

FIRST KEYSTONE FINANCIAL ANNOUNCES
FOURTH QUARTER AND YEAR-END RESULTS

Media, PA -- (BUSINESS WIRE) -- November 21, 2007 - First Keystone Financial, Inc. (NASDAQ: FKFS), the holding company for First Keystone Bank (the “Bank”), reported today net income for the quarter ended September 30, 2007 of $95,000, or $0.04 per diluted share, compared to $304,000, or $0.16 per diluted share, for the same period last year.  Net income for the fiscal year ended September 30, 2007 was $465,000, or $0.21 per diluted share, as compared to $1.0 million, or $0.54 per diluted share, for fiscal 2006.

“Although the quarterly results do not yet reflect it, we continue to make strides in both controlling the Company’s cost of funds as well as reducing the level of criticized assets” said Thomas M. Kelly, President and Chief Executive Officer.  Mr. Kelly continued, “We have also substantially completed the implementation of our enhanced credit review operation which has been a critical factor in addressing the level of our criticized and classified assets.  In addition, the Company is not involved in any subprime lending programs.  In fact, the Company anticipates that it may be able to take advantage of the opportunities created by the turmoil in the credit markets.”

Net interest income for the three months and year ended September 30, 2007 decreased $57,000, or 2.2%, and $922,000, or 8.3%, respectively, as compared to the same periods in 2006.  The decrease in net interest income for the fourth quarter of fiscal 2007 was primarily the result of a $159,000, or 3.5%, increase in interest expense due to a 13 basis point increase in the weighted average rate paid on interest-bearing liabilities.  For the year ended September 30, 2007, net interest income decreased to $10.2 million as compared to $11.1 million in fiscal 2006.  The decrease came as a result of a $1.8 million, or 11.0%, increase in interest expense due to a 72 basis point increase in the weighted average rate paid on interest-bearing liabilities, primarily deposits.  The decrease in net interest income for fiscal 2007 was partially offset by an $888,000, or 3.2%, increase in interest income due to a 29 basis point increase in the average yield earned.  The Company’s net interest margin increased by 6 basis points in the fourth quarter of fiscal 2007 to 2.23% as compared to 2.17% for the fourth quarter of fiscal 2006 reflecting the improvement in the Company’s ratio of interest-earning assets to interest-bearing liabilities.  For the year ended September 30, 2007, the Company’s net interest margin was 2.15% compared to 2.30% for fiscal 2006 reflecting the interest rate compression experienced through most of the 2007 period due to the flat yield curve.

On a linked quarter basis, net interest income increased $66,000, or 2.6% from the third quarter of fiscal 2007.  During the fourth quarter of fiscal 2007 as compared to the third quarter of fiscal 2007, the Company experienced a 9 basis point increase in the yield earned on average interest-earning assets combined with a 4 basis point decrease in the rates paid on interest-bearing liabilities.  Notwithstanding the challenging interest rate environment and intense competition in the marketplace, the Company was able to improve its net interest margin by 11 basis points to 2.23% during the three months ended September 30, 2007 compared to the June 30, 2007 quarter.

At September 30, 2007, non-performing assets increased $1.5 million to $4.7 million from $3.2 million at June 30, 2007 and $2.0 million from $2.7 million at September 30, 2006.  During the quarter, the increase in non-performing assets primarily consisted of $3.1 million of commercial loans that are 90 days delinquent and still accruing because the loans went past their contractual maturity.  The loans continue to pay in accordance with their terms otherwise.  The principal balance of the loans is included in the accruing loans past due 90 days or more category of non-performing assets.  At September 30, 2007, the Company’s ratio of non-performing assets to total assets was 0.89% compared to 0.60% at June 30, 2007.  Furthermore, criticized and classified assets in the aggregate decreased by $6.2 million, or 31.4%, from September 30, 2006.

For the three months ended September 30, 2007 as compared to the three months ended September 30, 2006, the provision for loan losses decreased $455,000 to $100,000.  The provision for loan losses in the 2006 period was due to an increase in the Company’s criticized and classified assets at September 30, 2006 as well as the ongoing evaluation of its loan portfolio.  The 2007 quarter’s provision for loan losses was based on the Company’s quarterly review of the credit quality of its loan portfolio, the level of criticized and classified assets, the amount of net charge-offs during the fourth quarter of fiscal 2007 and other factors.  The Company's coverage ratio, which is the ratio of the allowance for loan losses to non-performing loans, was 70.90% and 102.47% at September 30, 2007 and June 30, 2007, respectively.

For the three months and year ended September 30, 2007, non-interest income decreased $582,000 to $687,000 and $499,000 to $3.0 million, respectively, as compared to the same periods last year.  The higher level of non-interest income for the quarter and year ended September 30, 2006 as compared to the 2007 periods was due to the proceeds received from the Company’s bank owned life insurance program in fiscal 2006.

Non-interest expense decreased $195,000 to $3.1 million for the quarter ended September 30, 2007 as compared to the same period last year.  The decrease for the quarter ended September 30, 2007 was primarily due to decreases of $89,000, $73,000 and $116,000 in salaries and employee benefits, professional fees and real estate owned expenses, respectively, partially offset by increases of $66,000 and $30,000 in deposit insurance premiums and other non-interest expense, respectively.  For the year ended September 30, 2007, non-interest expense decreased $159,000, or 1.3%, primarily due to decreases of $169,000, $90,000 and $95,000 in professional fees, real estate owned operations, and salaries and employee benefits, respectively. Offsetting the decreases was an $87,000 increase in other non-interest expenses due largely to increases in general administrative costs.

The Company recognized income tax benefits of $50,000 and $270,000 for the quarter ended September 30, 2007 and 2006, respectively. The decrease in the income tax benefit for the period was primarily related to nontaxable income being much higher since a substantial portion of the Company’s income in the 2006 fourth quarter consisted of insurance proceeds from the bank owned life insurance program.  Income tax benefits for fiscal 2007 amounted to $220,000 compared to $359,000 for the prior fiscal year.

The Company’s total assets increased slightly by $1.9 million from $523.0 million at September 30, 2006 to $524.9 million at September 30, 2007.  Cash and cash equivalents increased by $40.1 million to $52.9 million at September 30, 2007 from $12.8 million at September 30, 2006 primarily due to increased cash balances on hand and, to a lesser extent, loan repayments.  Loans receivable decreased by $30.8 million from $323.2 million at September 30, 2006 to $292.4 million at September 30, 2007 primarily as a result of the Company experiencing repayments within the commercial real estate loan portfolio.  Deposits decreased $5.1 million, or 1.4%, from $358.8 million at September 30, 2006 to $353.7 million at September 30, 2007.  The decrease in deposits resulted from a $7.7 million, or 4.4%, decrease in core deposits (which consists of passbook, money market, NOW and non-interest bearing accounts) partially offset by a $2.6 million, or 1.4%, increase in certificates of deposit.  In addition, junior subordinated debentures decreased $6.2 million, or 28.9%, to $15.3 million at September 30, 2007 from $21.5 million at September 30, 2006 resulting from the redemption of a portion of the Company’s junior subordinated debentures with the proceeds raised by the private equity offering completed in December 2006.

Stockholders' equity increased $6.0 million to $34.7 million at September 30, 2007 from September 30, 2006 primarily due to the Company’s completion of the private equity offering which raised net proceeds of approximately $5.8 million.  The Company issued 400,000 shares of common stock from treasury resulting in a reduction in treasury stock by $6.2 million.

First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices in Delaware and Chester Counties.

Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors.  Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated.  These factors include, but are not limited to, changes in general economic and market conditions and the continuation of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations.  The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FIRST KEYSTONE FINANCIAL, INC.
SELECTED OPERATIONS DATA
(In thousands except per share data)
(Unaudited)
	Three Months Ended September 30,		Year Ended September 30,
	2007	2006	2007	2006
Net interest income	$2,571	$2,628	$10,156	$11,078
Provision for loan losses	100	555	375	1,206
Non-interest income	687	1,269	3,013	3,512
Non-interest expense	3,113	3,308	12,549	12,708
Income before taxes	45	34	245	676
Income tax benefits	(50)	(270)	(220)	(359)
Net income	$95	$304	$465	$1,035
Basic earnings per share	$0.04	$0.16	$0.21	$0.55
Diluted earnings per share	0.04	0.16	0.21	0.54
Dividends per share	--	--	--	0.11
Number of shares outstanding at end of period	2,432,998	2,027,928	2,432,998	2,027,928
Weighted average basic shares outstanding	2,312,635	1,898,177	2,228,400	1,892,510
Weighted average diluted shares outstanding	2,319,514	1,913,998	2,241,779	1,912,282

FIRST KEYSTONE FINANCIAL, INC.
SELECTED FINANCIAL DATA
(In thousands except per share data)
(Unaudited)
	September 30,	September 30,
	2007	2006
Total assets	$524,881	$522,960
Loans receivable, net	292,418	323,220
Investment and mortgage-related securities available for sale	108,462	103,416
Investment and mortgage-related securities held to maturity	34,550	41,612
Cash and cash equivalents	52,935	12,787
Deposits	353,708	358,816
Borrowings	115,384	107,241
Junior subordinated debt	15,264	21,483
Loan loss allowance	3,322	3,367
Total stockholders' equity	34,694	28,659
Book value per share	$14.26	$14.13

FIRST KEYSTONE FINANCIAL, INC.
OTHER SELECTED DATA
(Unaudited)

	At or for the Three Months Ended September 30,		At or for the Year Ended September 30,
	2007	2006	2007	2006
Return on average assets (1)	0.08%	0.23%	0.09%	0.20%
Return on average equity (1)	1.11%	4.38%	1.41%	3.73%
Interest rate spread (1)	2.18%	2.20%	2.11%	2.32%
Net interest margin (1)	2.23%	2.17%	2.15%	2.30%
Interest-earning assets/interest-bearing liabilities	101.23%	99.25%	100.98%	99.67%
Operating expenses to average assets (1)	2.50%	2.53%	2.47%	2.46%
Ratio of non-performing assets to total assets at end of period	0.89%	0.52%	0.89%	0.52%
Ratio of allowance for loan losses to gross loans receivable	1.12%	1.03%	1.12%	1.03%
Ratio of loan loss allowance to non-performing loans at end of period	70.90%	1215.61%	70.90%	1215.61%

______________

(1)	Annualized for quarterly periods.

CONTACT:	Thomas M. Kelly, President
Rose M. DiMarco, Chief Financial Officer
(610) 565-6210